March 17, 1998                                                         EXHIBIT 5

Play By Play Toys & Novelties, Inc.
4400 Tejasco
San Antonio, TX  78218-0267

RE:   Play By Play Toys & Novelties, Inc.
      Amendment No. 1 to Form S-8 Registration Statement

Gentlemen:

We have acted as securities counsel for Play By Play Toys & Novelties, Inc. (the "Company") in connection with the preparation of the above referenced amended registration statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933 to be filed with the Securities and Exchange Commission (the "Commission") on or about March 17, 1998, in connection with the registration of one million three hundred thousand (1,300,000) shares of Common Stock, no par value, to be issued under the Play By Play Toys & Novelties, Inc. 1994 Incentive Plan, as amended (the "Plan"), and of eight hundred twenty-seven thousand (827,000) shares issuable upon the exercise of certain Non-Plan Options granted outside of the Plan (the "Non-Plan Options") (the aggregate of such two million one hundred twenty-seven thousand (2,127,000) shares of Common Stock are referred to herein as the "Shares").

In connection with the preparation of the amended Registration Statement and the proposed issuance and sale of the Shares in accordance with the terms and conditions of the Plan and the Non-Plan Options, and the 10(a) prospectus and reoffer prospectus to be delivered thereunder, we have made certain legal and factual examinations and inquiries and examined, among other things, such documents, records, instruments, agreements, certificates and matters as we have considered appropriate and necessary for the rendering of this opinion. We have assumed for the purpose of this opinion the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies, and the genuineness of the signatures thereon. As to various questions of fact material to this opinion, we have, when relevant facts were not independently established, relied, to the extent deemed proper by us, upon statements of officers and representatives of the Company.

Based on the foregoing and in reliance thereon, it is our opinion that the Shares have been duly authorized and, after the amended Registration Statement becomes effective and after any post-effective amendment required by law is duly completed, filed and becomes effective, and when the applicable provisions of "Blue Sky" and other state securities laws shall have been complied with, and when the Shares are issued and sold in accordance with the Plan or the Non-Plan Options, as the case may be, and the Form S-8 prospectus, as amended, to be delivered to participants in the Plan and/or the participating non-plan option holders, the Shares will be legally issued, fully paid and non-assessable.

We hereby consent to the inclusion of our opinion as Exhibit "5" to the amended Registration Statement and further consent to the reference to this firm in the amended Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Commission thereunder.

This opinion is rendered solely for your benefit in accordance with the subject transaction and is not to be otherwise used, circulated, quoted or referred to without our prior written consent. We are opining herein as to the effect on the subject transaction only of United States federal law, the Texas Business Corporation Act and the General Corporation Law of the State of Kansas, without regard for choice of law principles, and we assume no responsibility as to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

Yours very truly,

/s/ KLENDA, MITCHELL, AUSTERMAN & ZUERCHER, L.L.C.

Klenda, Mitchell, Austerman & Zuercher, L.L.C.

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